Exhibit 1

NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium provides update on second half 2014

October 1, 2014 – ALL AMOUNTS ARE STATED IN U.S.$

CALGARY, Alberta – Agrium Inc. (TSX and NYSE: AGU) announced today that it expects earnings from continuing operations to be in the range of $0.45 to $0.55 diluted earnings per share for the third quarter of 2014 and fourth quarter earnings from continuing operations to be similar to net earnings in the fourth quarter 20131.

Agrium expects the EBITDA2 contribution from its Wholesale operations in the second half of 2014 to be similar to last year’s results. Stronger nitrogen results are expected to offset the impact of downtime associated with major turnarounds. The Vanscoy potash facility is down to tie in its major expansion and the Redwater nitrogen facility is undergoing its planned 45 day turnaround to replace a major piece of equipment, which started in early September. Both of these turnarounds are expected to be completed within the previously disclosed timeframes.

Retail EBITDA in the second half of 2014 is anticipated to be in-line with the record EBITDA achieved in the same period last year, excluding the one-time adjustments recorded in the fourth quarter of 20133. We expect that the benefits derived from our broad geographic exposure, diversified portfolio of inputs for a wide variety of crops and continued proprietary product growth will largely offset the impact of lower grain prices and lower crop protection product sales that resulted from the excellent growing conditions experienced across the U.S. this summer. Additionally, Viterra Retail operations typically see operational losses in the second half of the year.

The major assumptions made in our second half guidance are outlined below and include but are not limited to:

•	The exclusion from the guidance range of the effects in the second half of:

•	Share-based payments

•	Gains or losses on foreign exchange and derivative hedge positions

•	Non-recurring non-operating gains or losses

Agrium will be providing additional guidance for fourth quarter earnings at the time of our third quarter results to be issued November 4, 2014.

[1]	Expected third and fourth quarter 2014 net earnings exclude the impact of hedging gains or losses, share-based expense or recoveries and non-recurring non-operating gains or losses. The comparative financial periods for the third and fourth quarters of 2013 represent the reported net earnings per share of $0.52 and $0.66 respectively, which include one-time adjustments recorded in such periods.

[2]	EBITDA is defined as earnings from continuing operations before finance costs, income taxes, depreciation and amortization. EBITDA is not a recognized measure under IFRS.

[3]	Retail EBITDA in the second half of 2013 was $305-million, excluding the $257-million purchase gain for the Viterra acquisition and the $220-million goodwill impairment of the Landmark business (which resulted in a net gain of $37-million in the second half of 2013).

About Agrium

Agrium Inc. is a major Retail supplier of agricultural products and services in North America, South America and Australia and a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America. Agrium’s strategy is to provide the crop inputs and services needed to feed a growing world. We focus on maximizing shareholder returns by driving continuous improvements to our base businesses, pursuing value-added growth opportunities across the crop input value chain and returning capital to shareholders.

Forward-Looking Statements

Certain statements and other information included in this press release constitute “forward-looking information” and “financial outlook” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, the “forward-looking statements”). All statements in this press release other than those relating to historical information or current conditions, are forward-looking statements, including, but not limited to, statements as to management’s expectations with respect to: third and fourth quarter earnings per share; future crop and crop input volumes, demand, margins, prices and sales; business and financial prospects; strategies, objectives and expectations, including with respect to timing of turnarounds at the Vanscoy potash facility and the Redwater nitrogen facility, future operations of Agrium and the growth and stability of our earnings. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such forward-looking statements.

All of the forward-looking statements are qualified by the assumptions that are stated or inherent in such forward-looking statements, including the assumptions referred to above in this news release. Although Agrium believes that these assumptions are reasonable, this list is not exhaustive of the factors that may affect any of the forward-looking statements and the reader should not place an undue reliance on these assumptions and such forward-looking statements.

Events or circumstances that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: general economic, market and business conditions, weather conditions including impacts from regional flooding and/or drought conditions; crop prices; the supply and demand and price levels for our major products; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax and other laws or regulations and the interpretation thereof, and political risks, including civil unrest, actions by armed groups or conflict, as well as counterparty and sovereign risk; delays in completion at turnarounds of our major facilities; and other risk factors detailed from time to time in Agrium reports filed with the Canadian securities regulators and the Securities and Exchange Commission in the United States.

The purpose of our second half guidance for 2014 is to assist readers in understanding our expected and targeted financial results and this information may not be appropriate for other purposes.

Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor & Corporate Relations

(403) 225-7357

Todd Coakwell, Director, Investor Relations

(403) 225-7437

Louis Brown, Analyst, Investor Relations

(403) 225-7761

Contact us at: www.agrium.com